Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (“Amendment”) dated April 23, 2007 to Rights Agreement dated August 30, 2002 (“Agreement”), between Centene Corporation a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its shareholders to increase the Purchase Price;

WHEREAS, as a result of previous automatic adjustments under the Agreement for the Company’s stock splits in July 2003 and December 2004 (effected in the form of stock dividends), each share of the Company’s common stock par value $0.001 per share (“Common Stock”) is currently associated with one-third of a Right which would entitle its registered holder to purchase from the Company (or receive the value of) one three-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock (“Preferred Stock”), subject to adjustment as provided in the Agreement;

WHEREAS, because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one three-thousandth of a share of the Preferred Stock purchasable upon exercise of each one-third of a Right should approximate the value of one share of Common Stock;

WHEREAS, the Board of Directors wants the Purchase Price to be expressed in a fashion that is understandable in relation to the one-third of a Right associated with each share of Common Stock, and to make such other changes as are necessary or appropriate to accommodate such change, without otherwise affecting the operation and implementation of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	The last sentence of Section 4(a) is hereby replaced in its entirety with the following:

Subject to the provisions of Sections 7, 11 and 22, the Rights Certificates, whenever distributed, shall entitle the holders thereof to purchase such number of one one-thousandths of a share of Preferred Stock as shall be set forth therein at the price set forth therein (such exercise price expressed per one three-thousandth of a share of Preferred Stock being referred to herein as the "Purchase Price"), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price shall be subject to adjustment as provided herein.

2.	Section 7(b) of the Agreement is hereby replaced in its entirety with the following:

“(b) The Purchase Price for each one three-thousandth of a share of Preferred Stock shall be $95.00 and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

Section 7(c) of the Agreement is hereby replaced in its entirety with the following:

“(c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each one-third of a Right so exercised, of the Purchase Price per one three-thousandth of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) to be purchased and an amount equal to any applicable tax or governmental charge, the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) (A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one three-thousandths of a share of Preferred Stock to be purchased and the Company hereby authorizes its transfer agent to comply with such requests, or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one three-thousandths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs the depositary agent to comply with such requests, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii)) may be made in cash or by certified bank check or money order payable to the order of the Company. In the event that the Company is obligated to issue other securities (including Common Stock) of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company shall make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with this Agreement.”

3.	Section 11(a) of the Agreement is hereby replaced in its entirety with the following:

“(a)(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Stock payable in shares of Preferred Stock, (B) subdivide the outstanding Preferred Stock, (C) combine the outstanding Preferred Stock into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Preferred Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any one-third of a Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Preferred Stock or capital stock, as the case may be, which, if such one-third of a Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs that would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

(ii) Subject to Section 24 of this Agreement, in the event that any Person, alone or together with its Affiliates or Associates, becomes an Acquiring Person (other than pursuant to a Permitted Offer), then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of one-third of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive (subject to the last sentence of Section 23(a)), upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one three-thousandths of a share of Preferred Stock for which one-third of a Right was exercisable immediately prior to the first occurrence of a Section11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each one-third of a Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares").

(iii) In the event that the number of shares of Common Stock that are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii)of this Section 11(a), the Company shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of one-third of a Right (the "Current Value") over (2) the Purchase Price (such excess, the "Spread"), and (B) with respect to each one-third of a Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including shares, or units of shares, of preferred stock that the Board has deemed to have the same value as shares of Common Stock (such shares of preferred stock, "common stock equivalents")), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected by the Board; provided, however, if the Company shall not have made adequate provision to - deliver value pursuant to clause (B) above within thirty days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the “Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of each one-third of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek shareholder approval for the authorization of such additional shares (such period, as it may be extended, the “Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e), that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall promptly notify the Rights Agent of such suspension and shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement-13-(with prompt notice thereof to the Rights Agent) at such time as the suspension is no longer in effect. For purposes of this Section11(a)(iii), the value of the Common Stock shall be the current market price (as determined pursuant to Section 11(d)) per share of the Common Stock on the Section 11(a)(ii) Trigger Date and the value of any "common stock equivalent" shall be deemed to have the same value as the Common Stock on such date.”

4.	Sections 11(g) and (h) of the Agreement are hereby replaced in its entirety with the following:

“(g) Each one-third of a Right originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one three-thousandths of a share of Preferred Stock purchasable from time to time hereunder upon exercise of one-third of a Right, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each one-third of a Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one three-thousandths of a share of Preferred Stock (calculated to the nearest ten-millionth) obtained by (i) multiplying (x) the number of one three-thousandths of a share covered by one-third of a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.”

5.	Section 13(a) of the Agreement is hereby replaced in its entirety with the following:

“(a) In the event that, at any time after a Person has become an Acquiring Person, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o)), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o)) shall consolidate with, -18- or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o)), then, and in each such case and except as contemplated by Section 13(d), proper provision shall be made so that: (i) each holder of one-third of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of Common Stock of the Principal Party (as such term is hereinafter defined), which shall not be subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one three-thousandths of a share of Preferred Stock for which one-third of a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one three-thousandths of a share for which one-third of a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each one-third of a Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)(i)) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that, subject to clause (v) below, the provisions of Section 11 shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of any Section 13 Event.”

6.	It is understood and agreed that the Agreement shall be interpreted so as to give effect to the intent of the Recitals of this Amendment.

7.	It is understood and agreed that each whole Right, following the changes effected by this Amendment, remains exercisable for one one-thousandth of a share of Preferred Stock.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

CENTENE CORPORATION

By:_/s/ MICHAEL F. NEIDORFF_________________________
Michael F. Neidorff
President and Chief Executive Officer
Attest:

By:_/s/ KEITH WILLIAMSON_______________________
Keith Williamson
Senior Vice President, Secretary and
General Counsel
MELLON INVESTOR SERVICES LLC,
AS RIGHTS AGENT

BY: _/s/ JANE A. MARTEN___________________
Name: Jane A. Marten
Title: Asst. Vice President